EXHIBIT 10.8

                         EXECUTIVE EMPLOYMENT AGREEMENT

      EXECUTIVE EMPLOYMENT AGREEMENT, dated April 26, 2004, by and between deltathree, Inc., a Delaware corporation (the "Company"), and Paul C. White ("Executive").


                              W I T N E S S E T H:

      WHEREAS, the Company and Executive entered into an Executive Employment Agreement, dated August 28, 1999 (inclusive of the most recent extension dated September 1, 2003), and both parties wish to enter into a subsequent Executive Employment Agreement, effectively extending the executive's employment; and

      WHEREAS, the Company desires to enter into an agreement, effective as of the date of this Agreement (the "Commencement Date") to set out the terms and conditions of Executive's employment by the Company from and after the Commencement Date; and

      WHEREAS, the Executive desires to continue in the employment of the Company from and after the Commencement Date under those terms and conditions;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1.    EMPLOYMENT.

      (a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts continued employment by the Company.

      (b) Term of Agreement. Unless earlier terminated pursuant to Section 5 hereof, the period of this Agreement and the Executive's continued employment hereunder (the "Agreement Term") shall commence as of the date hereof, (the "Effective Date"), and shall expire on March 31, 2007; provided, however, that the Agreement Term shall be automatically extended for the same duration on the expiration date and on each expiration date thereafter (each an "Extension Date"), unless written notice of non-extension is provided by either party to the other party at least three (3) months prior to such anniversary, provided that Executive provides notice of renewal six (6) months prior to the end of the Agreement Term to the Compensation Committee.

      The period commencing on the Commencement Date and ending on the earlier of (i) the expiration of the Agreement, or (ii) the date of Executive's termination of employment pursuant to Section 5(a) shall be referred to as the "Employment Period".

2.    POSITION AND DUTIES.

      (a) In general. Executive shall be employed as Chief Financial Officer and shall perform such duties and services, consistent with such position and their current duties and services for the Company, and as may be assigned to them from time to time by the Chief Executive Officer (the "CEO") of the Company. The duties of the Executive shall include serving as an officer or director or otherwise performing services for any "Affiliate" of the Company as requested by the Company. An "Affiliate" of the Company means any entity that controls, is controlled by or is under common control with the Company. Executive shall report to the CEO.

      (b) Full-time employment. During the Employment Period, Executive shall devote their full business time to the services required of them hereunder, except for time devoted to services required by them to be performed for any "Affiliate" of the Company, vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use their reasonable best efforts, judgment, skill and energy to perform such services in a manner consonant with the duties of their position and to improve and advance the business and interests of the Company. Executive shall not be engaged in any other business activity which, in the reasonable judgment of the CEO, conflicts with the duties of the Executive under this Agreement. In such event, Executive shall receive five days' written notice to disengage from such business activity. Executive may serve on the Board of Directors or on advisory boards of other corporations which do not compete with the Company; provided, however, that, in such case, (i) Executive shall provide the Company with 5 days' written notice of any scheduled meeting of the Board of Directors of such company and
(ii) Executive shall be charged with 1/2 vacation day for every four hours spent at such Board of Directors meeting during business hours. Executive shall travel to such location or locations as may be requested by the Company, or which Executive believes is necessary or advisable, in the performance by Executive of their duties hereunder or to the extent appropriate to improve and advance the interests of the Company and its Affiliates. There is no formal disciplinary procedure, but Executive is expected at all times to behave in a manner befitting their employment.

3.    COMPENSATION.

      (a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of US $226,000; provided that, Executive's annual base salary shall be increased as of January 1 of each year, by an amount equal to the base salary then in effect, multiplied by the percentage increase in the Cost of Living Index during the preceding year. The "Cost of Living Index" means the consumer price index for all urban consumers in the New York metropolitan area published by the Department of Labor, or if such index is no longer available, such other generally available index measuring changes in consumer purchasing power (in the New York metropolitan area or nationally) designated by the Board of Directors. Any delay in increase in Executive's annual base salary by reason of the unavailability of any such index at the time any such increase shall otherwise be due shall be made up by a lump sum payment promptly after the index becomes available. Executive's salary, as adjusted for any increase in the Cost of Living Index, may be further increased at the option and in the discretion of the Board of Directors (such salary, as the same may be increased from time to time, is referred to herein as the "Base Salary"). The Base Salary shall be payable in such installments (but not less frequent than monthly) as the salaries of other executives of the Company are paid.

      (b) Performance Incentive Plan. During the Employment Period, Executive shall be eligible to participate in the Company's 1999 Performance Incentive Plan. The discretionary portion of the bonus shall be determined by the Compensation Committee. If the Company shall amend or terminate the 1999 Performance Incentive Plan in a manner that would reduce the opportunity of Executive to earn an incentive bonus as provided in the 1999 Performance Incentive Plan, the Company shall provide a substitute arrangement so that Executive's total bonus opportunity will not be materially reduced.

      (c) Stock Incentive Plan. To the extent approved by the Compensation Committee and the Board (including, the number of options awarded and other specific terms of the award), Executive shall be granted stock option grants. Such grants will be commensurate with Executive's position with the Company and with stock options awarded to other senior executives of the Company (other than grants made to other executives in connection with their initial employment with the Company).

      All Options shall become immediately exercisable in full in the event that Executive's employment with the Company is terminated: (i) by the Company other than for Cause, (ii) by Executive for Good Reason or (iii) by reason of the death or Disability of the Executive; PROVIDED, HOWEVER, that if Executive's employment is terminated for any reason prior to the 18 month anniversary of the Commencement Date, only the exercisable portion of the Option, if any, shall remain exercisable and any unvested portion of the Option shall not be exercisable. The Option shall expire on the seven-year anniversary of the Commencement Date.

      Additionally, all Options shall become immediately exercisable in full upon a Change in Control. The exercisable portion of the Option shall, following any termination of Executive's employment (other than for Cause), remain exercisable for the lesser of two years and the remaining term of the Option.

4.    BENEFITS, PERQUISITES AND EXPENSES.

      (a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, on the same basis as generally made available to other senior officers of the Company, (iii) all other benefits sponsored or maintained by the Company, in each case, whether now existing or established hereafter, on the same basis as generally made available to other management level employees of the Company.

      (b) Perquisites. During the Employment Period, Executive shall be entitled to five weeks' paid vacation annually and shall also be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company. Executive shall not be entitled to receive remuneration for unused vacation and shall not be permitted to carry-over unused vacation to the following year, unless Executive receives the written consent from the CEO prior to September 30th of such year.

      (c) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

      (d) Indemnification. The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and Bylaws in effect on the date hereof. If any claim is asserted against Executive with respect to which Executive reasonably believes in good faith he is entitled to indemnification, the Company shall either defend Executive or, at its option, pay Executive's legal expenses (or cause such expenses to be paid) on a quarterly basis, provided that Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if Executive shall be found by a court of competent jurisdiction not to have been entitled to indemnification.

5.    TERMINATION OF EMPLOYMENT.

      (a) Termination of the Employment Period. The Employment Period shall end upon the earliest to occur of (i) a termination of Executive's employment on account of Executive's death, (ii) a Termination due to Disability or Retirement, (iii) a Termination for Cause, (iv) a Termination Without Cause, (v) a Termination by Executive for Good Reason, (vi) a Termination by Executive other than for Good Reason, or (vii) the expiration of the Term. The Company or the Executive may initiate a termination in any manner permitted hereunder by giving the other party written notice thereof (the "Termination Notice"). The effective date (the "Termination Date") of any termination shall be deemed to be the later of (i) in the case of a Termination Notice from Executive, 45 days after the receipt by the Company of the Termination Notice, (ii) the date on which the Termination Notice is given, or (iii) the date specified in the Termination Notice; PROVIDED, HOWEVER, that in the case of the Executive's death, the Termination Date shall be the date of death. Upon termination of their employment for any reason, Executive will immediately resign from all positions that he holds with the Company and its Affiliates.

      (b) Payments Upon Certain Terminations.

            (i) Termination Without Cause or Termination by Executive for Good Reason. In the event that Executive's employment is terminated by the Company Without Cause or by Executive for Good Reason, the Company shall pay Executive their Earned Salary, Vested Benefits and a Severance Benefit (as such terms are hereinafter defined). In addition, if Executive's employment terminates pursuant to this subsection (i), the Company shall continue to provide to Executive the welfare benefits (other than disability insurance) referred to in Section 4, or substantially comparable benefits, until the earlier of (x) the date on which Executive is eligible to obtain comparable benefits from other employment, (y) the expiration of the Term or (z) one year.

            (ii) Termination due to Death. In the event of the termination of Executive's employment due to Executive's death, the Company shall pay Executive's estate Executive's Earned Salary, Vested Benefits and a lump sum payment equal to 12 months of Executive's Base Salary (at the rate in effect on the date of their death).

            (iii) Termination due to Disability or Retirement. In the event of termination of Executive's employment by the Company due to Disability or a Termination due to Retirement, the Company shall pay Executive their Earned Salary and Vested Benefits, plus, in the event of termination due to Disability, to the Executive or their estate their Base Salary at the Termination Date on a monthly basis for 12 months following the month in which Executive's employment is terminated. In the event that Executive's employment with the Company is terminated due to Disability, Executive's benefits under this subsection (iii) shall be reduced by the amount of any Company sponsored (and paid for) disability benefits paid to Executive.

            (iv) Termination by Executive Other Than for Good Reason. In the event of a Termination by Executive other than for Good Reason, the Company shall pay Executive their Earned Salary and Vested Benefits.

            (v) Termination for Cause. In the event of a termination of Executive's employment by the Company for Cause, the Company shall pay Executive their Earned Salary and Vested Benefits.

      (c) Timing of Payments. Earned Salary shall be paid in a single lump sum as soon as practicable, but in no event later than the earlier of 60 days following the end of the Employment Period or the day such Earned Salary would have been payable under the Company's normal payroll practices. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued except as otherwise expressly modified by this Agreement. Severance Benefits shall be paid in a single lump sum 5 days prior to the Termination Date.

      (d) Retention of monies owed. The Company may at any time during Executive's employment or upon their termination for any reason deduct and retain from any monies owed by it to Executive any sum properly paid by it or any Affiliate to, on behalf or at the request of Executive or due to it from Executive including, but not limited to, unauthorized expenses or excess vacation.

      (e) Definitions. The following capitalized terms have the following meanings:

            "Change in Control" means the occurrence of (i) a sale or other disposition of stock of the Company, such that the then current largest shareholder is no longer the largest shareholder, (ii) any merger, consolidation or reorganization following which those persons who are members of the Board of Directors of the Company immediately prior to the closing of such transaction constitute less than one half of the membership of the board of directors of the surviving entity immediately following the closing of such transaction, (iii) a transaction pursuant to which more than 50% of the total value of the assets of the Company and its consolidated subsidiaries are transferred and the transferee of such assets is not a subsidiary of the Company, or a company controlled by the Company, (iv) a complete liquidation of the Company, (v) the Company ceases to be publicly owned, i.e, its shares cease to be traded in any public market, or (vi) the Company announces a change in control to the SEC for a material change in the Company (and will specifically exclude treating the current majority shareholder owning less than 50% of the Company as a Change in Control, regardless of the SEC's current or future regulations defining this as a Change in Control).

            "Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends.

            "Normal Retirement Age" means the first day of the month following Executive attaining age 65.

            "Severance Benefit" means an amount equal to Executive's annual Base Salary as in effect immediately prior to the Termination Date.

            "Termination due to Disability" means a termination of Executive's employment by the Company because Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) at least six consecutive months or (ii) more than nine months in any twelve month period. Any question as to the existence, extent or potentiality of Executive's disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and reasonably acceptable to Executive. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. Executive or their legal representative or any adult member of their immediate family shall have the right to present to such physician such information and arguments as to Executive's disability as he, she or they deem appropriate, including the opinion of Executive's personal physician.

            "Termination due to Retirement" means termination of employment by Executive other than for Good Reason, or termination of Executive's employment by the Company other than a Termination for Cause, on or after Executive's Normal Retirement Age.

            "Termination for Cause" means a termination of Executive's employment by the Company due to (i) Executive's conviction of a felony or the entering by Executive of a plea of nolo contendere with respect to a charged felony, (ii) Executive's gross negligence, recklessness, dishonesty, or fraud, willful malfeasance or willful misconduct in the performance of the services contained in this Agreement; (iii) a willful failure without reasonable justification to comply with a reasonable written order of the Board of Directors or the CEO; or (iv) a willful and material breach of Executive's duties or obligations under this Agreement, including, without limitation, Executive's failure to devote full business time to the Company in accordance with Section 2(b) of this Agreement. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Cause unless the Company shall have delivered a written notice to Executive stating that it intends to terminate their employment for Cause and specifying the factual basis for such termination, and the event or events that form the basis for the notice, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

            "Termination Without Cause" means any termination by the Company of Executive's employment hereunder other than (i) a Termination due to Disability,
(ii) a Termination due to Retirement or (iii) a Termination for Cause.

            "Termination for Good Reason" means a termination of Executive's employment by Executive within 90 days following (i) a reduction in Executive's annual Base Salary and/or bonus opportunity; (ii) a material reduction in Executive's positions, duties, responsibilities or reporting lines from those described in Section 2 hereof; (iii) a material change in Executive's work location; (iv) a Change in Control; or (v) a material breach of this Agreement by the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (x) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason or (y) unless Executive shall have delivered a written notice to the Company within 30 days of their having actual knowledge of the occurrence of one of the events specified in clause (i), (ii) or (iii) above stating that he intends to terminate their employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

            "Termination Without Good Reason" means any termination by Executive of Executive's employment hereunder other than (i) a termination due to Executive's death, (ii) a Termination due to Retirement, (iii) a Termination for Good Reason, or (iv) a Termination due to Disability.

            "Vested Benefits" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, including the Option (to the extent provided in Section 3(c)), at or subsequent to the date of their termination without regard to the performance by Executive of further services or the resolution of a contingency and expenses incurred prior to termination of employment that are reimbursable under Section 4(c).

      (f) Full Discharge of Company Obligations. The amounts payable to Executive pursuant to this Section 5 following termination of their employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of their employment by the Company or any of its subsidiaries or Affiliates. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its subsidiaries and Affiliates, other than Executive's rights to indemnification under Section 4(d).

6.    AGREEMENT NOT TO COMPETE WITH COMPANY

      (a) During the Employment Period and for a period of twelve months thereafter (the "Applicable Period"), Executive shall not directly or indirectly own, manage, operate, finance, join, control, advise, consult, render services to, have an interest or future interest or participate in the ownership, management, operation, financing or control of, or be employed by or connected in any manner with any Competing Business (other than as a holder of common stock of the Company, and not in excess of 1% of the outstanding voting shares of any other publicly traded company). "Competing Business" means the business of internet telephony and web telephony communication services engaged in by the Company in any country where the Company or an Affiliate conducts such business at any time during the Term. Any opportunity directly or indirectly related to any business engaged in by the Company, its subsidiaries and Affiliates of which Executive becomes aware during the Term shall be deemed a corporate opportunity of the Company, and Executive shall promptly make such opportunity available to the Company.

      (b) If, during the period of twelve months after expiration of the Employment Period, Executive proposes to engage directly or indirectly in what may be a Competing Business, Executive shall so notify the Company in a writing which shall fully set forth and describe in detail the nature of the activity which may be a competitive Business, the names of the companies or other entities with or for whom such activity is proposed to be engaged in by Executive or by an Affiliate of Executive (the "Section 6 Notice"). If, within 30 days after receipt by the Company of a Section 6 Notice, the Company shall fail to notify Executive that it deems the proposed activity to be a Competitive Business, then Executive shall be free to engage in the activities described in the Section 6 Notice without violation of Section 6(a). If, however, the Company notifies Executive that the proposed activities constitute a Competitive Business, then (i) Executive shall not engage in such Competitive Business during the twelve month period following expiration of the Employment Period, and (ii) the Company shall pay Executive, during such twelve month period, in equal monthly installments, an amount equal to their highest Base Salary; PROVIDED that the amount payable under this Section 6(b) shall be reduced by the amount of Severance Benefit that Executive is receiving for such period.

7.    CONFIDENTIAL INFORMATION

      (a) Without the prior written consent of the Company, Executive shall not disclose at any time during the Employment Period or any time thereafter any Confidential Information (as defined below) to any third person other than in the course of fulfilling Executive's responsibilities under this Agreement unless such Confidential Information has been previously disclosed to the public by the Company or an Affiliate or is in the public domain (other than by reason of Executive's breach of the provisions of this paragraph).

      (b) "Confidential Information" is any non-public information pertaining to the Company or an Affiliate. "Confidential Information" includes not only information disclosed by the Company or an Affiliate to Executive, but non-public information developed, created or learned by Executive during the course of or as a result of Executive's employment with the Company. "Confidential Information" specifically includes non-public information and documents concerning the Company's and its Affiliates' methods of doing business; research, telecommunications technology, its actual and potential clients, transactions and suppliers (including the Company's or an Affiliate's terms, conditions and other business arrangements with them); client or potential client or transaction lists and billing; advertising, marketing and business plans and strategies (including prospective or pending licensing applications or investments in license holders or applicants); profit margins, goals, objectives and projections; compilations, analyses and projections regarding the Company, its Affiliates or any of its clients or potential clients or their businesses; trade secrets; salary, staffing, management organization or employment information; information relating to members of the Board of Directors and management of the Company or an Affiliate; files, drawings or designs; information regarding product development, marketing plans, sales plans or manufacturing plans; operating policies or manuals, business plans, financial records or packaging design; any other non-public financial, commercial, business or technical information relating to the Company, or an Affiliate may receive belonging to others who do business with any of them; or any non-public information pertaining to the Company or an Affiliate, any of their businesses or the business or personal affairs how any of them conducts its or their business or affairs.

      (c) Nothing herein shall prevent the disclosure by Executive of any information required by an order of a court having competent jurisdiction or under subpoena from a government agency, PROVIDED that, if Executive receives a request for the disclosure of any Confidential Information pursuant to court process or by a government agency, Executive shall promptly (and at the latest within five business days but not less than three days prior to the date Executive is required to respond to the request) notify the Company of that request and cooperate to the maximum extent authorized by law with the Company in protecting the Company's and it Affiliates' interest in maintaining the confidentiality of any Confidential Information. The Company will reimburse Executive for reasonable out-of-pocket costs or expenses incurred by Executive in connection with their cooperation with the Company and its Affiliates hereunder.

8.    NO DISPARAGING COMMENTS

      Each of the parties hereto agrees not to make disparaging or derogatory comments about the other party, members of the Board or Affiliates, or members of the Board of Affiliates, except to the extent required by law, and then only after consultation with the other party to the maximum extent possible in order to maintain goodwill for each of the parties.

9.    RETURN OF COMPANY PROPERTY

      Promptly (and at the latest within ten business days) following Executive's termination of services, Executive shall:

      (i) return to the Company all documents, records, notebooks, computer diskettes and tapes and anything else containing the Company's Confidential Information (as defined above), and any other property or Confidential Information of the Company or its Affiliates, including all copies thereof in Executive's possession, custody or control, and

      (ii) delete from any computer or other electronic storage medium owned by Executive any of the proprietary or Confidential Information of the Company or its Affiliates.

10.   NO SOLICITING OR HIRING COMPANY EMPLOYEES

      During the Employment Period and for a one-year period thereafter, Executive shall not directly or indirectly induce any employee of the Company or any Affiliate, other than Executive's secretary or personal assistant, to terminate employment with such entity, and during the Employment Period and for a six-month period thereafter, shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or any Affiliate as an employee.

11.   CONTINUING OBLIGATIONS FOLLOWING TERMINATION

      Executive agrees that their obligations and restrictions with respect to noncompetition, confidentiality, Company property, nondisparagement and nonsolicitation, and the Company obligations to indemnify Executive under
Section 4(d), will continue to apply following the termination of Executive's relationship regardless of the manner in which their relationship with the Company is terminated, whether voluntarily, for Cause, for Good Reason, without Cause or otherwise.

12.   ARBITRATION OF ALL DISPUTES

      (a) Any dispute, controversy or claim between the Executive and the Company or any of its officers, directors, employees or shareholders (who are expressly made third-party beneficiaries of this agreement) arising out of, relating to or in connection with this agreement, or the breach, termination or validity thereof, shall be finally resolved by binding and non-appealable arbitration, before a single arbitrator selected by the procedure set forth below, conducted in New York, New York.

      (b) Either party may commence an arbitration proceeding by giving written notice to the other party of its desire to arbitrate.

      (c) The single arbitrator (the "Arbitrator") shall be selected from among the New York City members of the New York Regional Panel of Distinguished Neutrals (the "Panel") of the Center for Public Resources ("CPR") by mutual agreement of the parties, or if the parties are unable to agree, by the following means:

            (A) The Company, on one hand, and Executive on the other hand, shall simultaneously exchange lists each containing the names of five members of their choice of the Panel who have indicated a willingness to serve.

            (B) If a single name appears on both lists, that individual shall be appointed.

            (C) If more than one name appears on both parties' lists, the Arbitrator shall be selected from the common names by mutual agreement of the parties or by the toss of a coin.

            (D) If the lists contain no names in common, each party shall strike four names from the other party's list and the Arbitrator shall be selected from the remaining two names by mutual agreement of the parties or by the toss of a coin.

            (E) If the CPR ceases to have a Panel or it is otherwise impossible to select the Arbitrator from the Panel as contemplated by this Agreement, the Arbitrator shall be selected by the President of the CPR in the manner that the President deems closest to satisfying the purposes of this Section, or, if such person is unable to do so, by the President of the Association of the Bar of the City of New York.

      (d) The Arbitrator, after appropriate consultation with the parties, shall
(i) determine, in their sole discretion, the rules governing the arbitration proceeding, including whether and to what extent the parties shall have any right to pre-hearing discovery or other forms of disclosure, the manner of presentation of arguments and/or evidence before or at any hearing, whether and to what extent formal rules of evidence shall govern the proceeding and the parties' rights following the proceeding, and (ii) be governed in exercising such discretion by the goal of reaching a fair and reasonable decision in an expeditious and efficient manner while endeavoring to streamline the process and avoid undue litigation costs.

      (e) The Arbitrator shall assess the costs of the proceeding (including the prevailing party's reasonable attorney's fees) on any unsuccessful party to the extent the Arbitrator concludes that such party is unsuccessful, unless he or she concludes that (i) matters of equity or important considerations of fairness dictate otherwise or (ii) in the case of Executive, the Arbitrator determined that Executive acted reasonably and in good faith in pursuing all of the claims asserted by them in such arbitration.

      (f) The Arbitrator shall be required to state their decision in writing and may, but shall not be required to, elaborate on the reasons for such decision.

      (g) The arbitrator(s) shall have the authority upon application by a party to direct specific performance, including preliminary or interim specific performance pending the final resolution of the arbitration, of any portion of this agreement. The parties expressly consent to the jurisdiction and power of any federal or state court in New York to enforce the terms of such a direction upon application by a party. If the arbitrator(s) have not yet been appointed, the parties may obtain injunctive or other appropriate relief from a court to enforce the terms of this agreement pending the appointment of the arbitrator(s) who shall thereafter have full power to continue, modify or vacate the terms of any injunctive relief ordered by the court.

      (h) Notwithstanding the terms of this agreement that provide that New York law shall govern, the arbitration and the provisions in this agreement dealing with arbitration shall be governed exclusively by the United States (Federal) Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment on or enforcement of the award or any direction for specific performance rendered by the arbitrators may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or assets of such party.

      (i) If, notwithstanding the parties' agreement to arbitrate, any issue is presented to a court for decision, the parties hereby waive any right to trial by jury.

      (j) The parties agree that any dispute between the parties and the arbitration itself shall be kept confidential and that the existence of the arbitration and any element of it (including but not limited to any pleading, brief or other document submitted or exchanged, any testimony or other oral submission, and any award) shall not be disclosed except to the arbitrator(s), the CPR Institute for Dispute Resolution, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise.

13.   NO PUNITIVE OR EMOTIONAL DAMAGES

      The parties hereto agree that neither the Executive nor the Company will be entitled to seek or obtain punitive, exemplary or similar damages of any kind from the other or, in the case of Executive, from the Company's officers, directors, employees or shareholders, or to seek or obtain damages or compensation for emotional distress, as a result of any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the performance, breach, termination or validity thereof. Nothing herein shall preclude an award of compensatory or punitive damages against any other third party.

14.   INJUNCTIVE RELIEF TO AVOID IRREPARABLE INJURY

      (a) Executive acknowledges and agrees that the individualized services and capabilities that he will provide to the Company under this Agreement are of a personal, special, unique, unusual, extraordinary and intellectual character.

      (b) Executive acknowledges and agrees that because the internet telephony and web communications industry is globally integrated and that its constituent companies are dependent for their survival on protection of their confidential information which is highly advanced and technical and on carefully developed knowledge of customer systems and requirements, the restrictions in this agreement are reasonable to protect the Company's rights under this Agreement and to safeguard the Company's and it Affiliates' Confidential Information.

      (c) Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and its Affiliates irreparable injury for which adequate remedies are not available at law. Executive therefore agrees that the Company shall be entitled to an order of specific performance, injunction, restraining order or such other interim or permanent equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Agreement. Executive acknowledges and agrees that if any one or more of any part of such restrictions shall be rendered or judged invalid or unenforceable, such restriction or part shall be deemed to be severed from this Agreement and such invalidity or unenforceability shall not in any way affect the validity of the remaining provisions.

      (d) These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

15.   AUTOMATIC AMENDMENT BY COURT ORDER AND INTERIM ENFORCEMENT

      (a) If the Arbitrator(s) or a court determines that, but for the provisions of this paragraph, any part of this agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable. All other terms will remain in full force and effect.

      (b) If the Executive raises any question as to the enforceability of any part or terms of this agreement, including, without limitation, the provisions relating to noncompetition, nonsolicitation, confidentiality and Company property, the Executive specifically agrees that he will comply fully with this Agreement unless and until the entry of an arbitral award to the contrary.

16.   NOTICES

      All notices and other communications required or permitted hereunder shall be sufficiently given if (a) delivered personally, (b) sent by facsimile transmission (with confirmation received), (c) sent by a nationally-recognized air courier assuring overnight delivery, or (d) mailed (by registered or certified mail, return receipt requested and postage prepaid) as follows:


                     If to the Executive, to the Executive at:

                     Paul White
                     40 Oak Ridge Lane
                     Milford CT 06460

                     If to the Company, to the Company at

                     deltathree, Inc.
                     75 Broad St
                     31th Floor
                     New York, NY 10004
                     Attention: Corporate Counsel

or to such other address as shall be furnished by notice from time to time by one party hereto to the other party. Any such communication shall be deemed to have been given, (i) in the case of personal delivery, on the date of delivery,
(ii) in the case of delivery by air courier, on the first business day following the day on which such communication was posted, and (iii) in the case of mailing, on the third business day following the day on which such notice was posted.

17.   SOLE AND ENTIRE UNDERSTANDING; AMENDMENTS

      The entire understanding and agreement between the Company and Executive have been incorporated into this Agreement. There are no other agreements, promises, representations, understandings or inducements by the Company to Executive or Executive to the Company other than those specifically set forth in this Agreement. This Agreement may not be altered, amended or added to except in a single writing signed by the Company and the Executive.

18.   WAIVER OF BREACH

      A waiver or breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision, and any failure to enforce any provision hereof shall not operate as a waiver of such provision or of any other provision.

19.   HEADINGS

      The headings of sections in this Agreement are for convenience only, are not a part of this Agreement and shall not affect the construction of the provisions of this Agreement.

20.   ARM'S LENGTH

      (a) This Agreement was entered into at arm's length, without duress or coercion, and is to be interpreted as an agreement between parties of equal bargaining strength. Both the Company and the Executive agree that this Agreement is clear and unambiguous as to its terms, and that no parole or other evidence will be used or admitted to alter or explain the terms of this Agreement, but that it will be interpreted based on the language within its four corners in accordance with the purposes for which it is entered into.

      (b) The parties hereto expressly agree that any rule or contractual interpretation, as applied under California law or anywhere else, that would allow parole or extrinsic evidence to attempt to show fraud in the inducement or duress to contradict the plain, unambiguous terms of this Agreement shall not apply to this Agreement and its performance and enforcement. This provision is a material part of this Agreement and, should any party try to introduce evidence contrary to this provision, any other party shall be entitle to consider it a breach and to rescind this contract in full.

21.   SUCCESSORS AND ASSIGNS

      (a) This Agreement will inure to the benefit of, and will be binding upon, the Company, its successors and assigns and upon the Executive and their heirs, successors and assigns; provided, however, that, because this is an Agreement for personal services, the Executive cannot assign any of their obligations under this Agreement to anyone else.

      (b) This Agreement may be executed in counterparts, in which case each of the two counterparts will be deemed to be an original and the final counterpart shall be deemed to have been executed in New York, New York.

22.   NEW YORK LAW GOVERNS

      Any questions or other matters arising under this Agreement, whether of validity, interpretation, performance or otherwise, will therefore be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed in New York, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

      IN WITNESS WHEREOF, this Agreement has been executed by Executive and then by the Company in New York, New York, on the dates shown below, but effective as of the date and year first above written.


Date: April 28, 2004                  By: /s/ Paul C. White
                                          ---------------------------------
                                          Executive


                                      deltathree, Inc.

Date: April 28, 2004                  By: /s/ Shimmy Zimels
                                          ---------------------------------
                                          Title: Chief Executive Officer